Pulse Biosciences Provides an Update on Recent FDA 510(k) Submission

HAYWARD, Calif. [Business Wire] – February 8, 2022.  Pulse Biosciences, Inc. (Nasdaq: PLSE), a novel bioelectric medicine company commercializing the CellFX® System powered by Nano-Pulse Stimulation™ (NPS™) technology, today announced an update to its recent U.S. Food and Drug Administration (FDA) 510(k) submission to add the specific indication for treatment of sebaceous hyperplasia to expand the CellFX System’s current labeling.

The Company submitted a 510(k) in December 2021 to add the treatment of sebaceous hyperplasia to the CellFX System’s indications for use in the United States. On February 5, 2022, the Company received an Additional Information (“AI”) letter from the FDA in response to the 510(k) submitted. In the AI letter, the FDA stated it did not believe the Company provided sufficient clinical evidence at this time to support the expanded indication for use, and that the Company had not met the primary endpoints of the sebaceous hyperplasia FDA-approved IDE study. The Company anticipates meeting with the FDA to discuss the contents of the AI letter and potential next steps, which may require additional clinical data and potentially a new 510(k) submission. The AI letter is a standard part of the 510(k) review process and places the review on hold until the Company responds within 180 days of the request in the AI letter. Based on FDA guidance, the Company believes its meeting with the FDA will take place in Q1 2022.

In Europe, the CellFX System is approved for the treatment of sebaceous hyperplasia, seborrheic keratosis and non-genital warts. In the United States, the CellFX System is cleared for dermatologic procedures requiring ablation and resurfacing of the skin and intended use of treating benign lesions.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the potential to improve the quality of life for patients. The Company’s proprietary Nano-Pulse Stimulation technology delivers nano-second pulses of electrical energy to non-thermally clear cells while sparing adjacent non-cellular tissue. The CellFX® System is the first commercial product to harness the distinctive advantages of NPS technology to treat a variety of applications for which an optimal solution remains unfulfilled. The initial commercial use of the CellFX System is to address a range of dermatologic conditions that share high demand among patients and practitioners for improved dermatologic outcomes. Designed as a multi-application platform, the CellFX System offers customer value with a utilization-based revenue model. Visit pulsebiosciences.com to learn more.

To stay informed about the CellFX System, please visit CellFX.com and sign-up for updates.

Pulse Biosciences, CellFX, Nano-Pulse Stimulation, NPS and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to Pulse Biosciences’ expectations regarding its ongoing discussions with the FDA about the Company’s sebaceous hyperplasia clinical study and its ability to address the FDA’s concerns, statements about the Company’s clinical and regulatory plans, including statements about potential future regulatory clearances more generally, statements relating to the effectiveness of the Company’s NPS technology and the CellFX System to improve patient outcomes, statements relating to the Company’s current and planned future clinical studies, including the Company’s ability to execute such studies, and the anticipated results of any such studies, statements relating to the Company’s pipeline of product candidates, market opportunities and commercial plans, as well as other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding its business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the U.S. Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contacts

Investors:

Pulse Biosciences

Sandra Gardiner, EVP and CFO

510.241.1077

IR@pulsebiosciences.com

or
Gilmartin Group
Philip Trip Taylor

415.937.5406
philip@gilmartinir.com

Media:
Tosk Communications
Nadine D. Tosk

504.453.8344

nadinepr@gmail.com or
press@pulsebiosciences.com